EXHIBIT 99

FOR IMMEDIATE RELEASE
March 5, 1996

                              HUBCO PRESS RELEASE

            Mahwah, New Jersey, March 5, 1996 -- HUBCO, Inc. (NASDAQ:HUBC) announced today its estimates of the one-time merger related and restructuring charges that it anticipates will result from its acquisition of Lafayette American Bank and Trust Company. In HUBCO's February 6, 1996 press release to announce the signing of a definitive merger agreement with Lafayette, HUBCO stated that it expected to take one time charges but did not specify the amount.

            Since the announcement of the proposed merger, the companies have reviewed their plans more fully and HUBCO now anticipates that the transaction will result in an estimated one-time charge for merger related costs and restructuring charges of $8.5 million on and after tax basis.*

            In addition, HUBCO has reviewed with Lafayette various cost saving possibilities and plans and HUBCO now estimates that the acquisition will enable it to realize pre-tax cost savings of $9.0 million, representing about 34% of Lafayette's non-interest expenses.** HUBCO anticipates that it will be able to implement these cost savings by September, 1996 if, as currently anticipated, the transaction closes at approximately the end of the second quarter.

            HUBCO also announced that it expects to purchase or Lafayette will repurchase up to 1,000,000 shares of the outstanding Lafayette stock prior to closing. HUBCO expects to issue approximately 5,500,000 of its shares in the transaction, excluding the Lafayette shares purchased by HUBCO or retired by Lafayette prior to closing.***

            In seeking to analyze the effects of these cost savings


and merger related charges, HUBCO noted that the one-time merger charges would result in a book value dilution to the combined companies of 4.2% which would be recovered in less than four months of combined operations.

            HUBCO further noted that the cost savings, when combined with Lafayette's budgeted earnings for 1996 and the pre-merger analysts' consensus earnings estimate for HUBCO for 1996, would result in earnings dilution of only approximately 1% in 1996 from the analysts' consensus estimate of HUBCO's 1996 earnings of $2.00 per share. This estimate of core earnings dilution excludes the effect of the one-time merger charges and includes the effect of the Lafayette share repurchases. Similarly, using the budgeted earnings estimates of Lafayette, the anticipated cost savings and the consensus analysts' estimate of HUBCO's earnings for 1997, HUBCO estimates that the transaction will result in accretion of 6% over the analysts' consensus estimates of $2.18 a share for HUBCO's earnings for 1997. The core earnings estimates for 1996 or 1997 do not assume any financial benefits which HUBCO may be able to realize by the delivery of HUBCO's broader product line in the new Connecticut market area. While HUBCO anticipates some positive effect from this revenue enhancement aspect of the transaction, it is unable to specify such benefits with sufficient assurance to take them into account in the estimates.

            As with any earnings estimates, there are various factors both within and beyond the Company's control that could influence HUBCO's actual earnings results for 1996 and 1997, including but not limited to economic factors, Lafayette's ability to meet its budgeted earnings, other acquisitions by HUBCO, unanticipated costs or expenses, and other factors. Consequently, the actual results could differ materially.****

            HUBCO stated that it will shortly file a Form 8-K with the SEC providing additional breakdowns with respect to the information in this press release.
____________________

      * This is a forward looking statement under the Private Securities Litigation Reform Act of 1995. The correctness of the estimate depends upon a number of factors and the amount of the actual charge incurred may vary from the estimate. While HUBCO has developed this anticipated charge after considering what it believes to be all relevant factors and including all currently known amounts, the actual amount of the restructuring charge may vary, depending upon a number of factors, including but not limited to the timing of the closing, HUBCO's ability to retain and work with the officer's of Lafayette who have employment or severance contracts, as well as those who do not, economic conditions, the resolution of various contractual contingencies with third parties and other factors.

      **    This is a forward looking statement under the Private
Securities Litigation Reform Act of 1995. The correctness of the estimate depends upon a number of factors including but not limited to the ability to effectively centralize loan, credit, finance and data processing functions without substantial cost increases, the ability to terminate certain leases, the reduction of certain FDIC assessment costs, economic conditions and other factors. The amount of the cost savings may vary from the estimates.

      ***   The statement about repurchases of Lafayette shares is
a forward looking statement under the Private Securities
Litigation Reform Act of 1995.  The ability of HUBCO and


Lafayette to purchase Lafayette shares prior to closing depends upon a number of factors, including but not limited to the availability and price of the shares, the tax-free nature of the merger, the pooling of interests accounting treatment of the transaction, HUBCO's repurchases of its own shares and the extent and timing of regulatory approval and other factors. HUBCO and Lafayette may not be able to purchase the anticipated number of Lafayette shares.

      **** The estimates of book value dilution, recovery of such dilution and estimated earnings for HUBCO and Lafayette are forward looking statements under the Private Securities Reform
Act of 1995. The ability of HUBCO to realize the core earnings implied in these statements is subject to a number of factors, including but not limited to those set forth in the text. As a result, the actual results could differ materially from the estimates set forth in the text and implied by the 1% dilution and 6% accretion.